Exhibit 99.1

Press Release

Capital Automotive Reports Record First Quarter Results and Significant Improvements To Its Balance Sheet Flexibility and Cash Flow

MCLEAN, Va., April 28, 2004 — Capital Automotive REIT (Nasdaq: CARS), the nation’s leading specialty finance company for automotive retail real estate, today announced financial results for the first quarter ended March 31, 2004. The Company reported record first quarter revenues, net income available to common shareholders and funds from operations (FFO) available to common shareholders.

Total revenues were $48.6 million for the quarter, a 23% increase from revenues of $39.6 million in the first quarter of 2003. Net income available to common shareholders for the quarter increased 40% to $16.7 million as compared to $11.9 million in the same quarter last year. Net income on a diluted per share basis increased 17% to $0.48 per share from $0.41 per share in the same quarter last year. Included in net income available to common shareholders for the quarter ended March 31, 2004 is income related to property dispositions during the quarter classified as discontinued operations, totaling $2.1 million, or $0.06 per diluted share. Income from continuing operations, which excludes discontinued operations, was $16.5 million, or $0.42 per diluted share, compared to $11.6 million, or $0.40 per diluted share for the same quarter in the prior year, an increase of 6%.

FFO available to common shareholders for the quarter increased 23% to $28.1 million as compared to $22.9 million for the same quarter last year. FFO on a diluted per share basis increased 9% to $0.66 per share from $0.61 per share for the same quarter last year. Included in FFO available to common shareholders for the quarter ended March 31, 2004 are lease termination fees related to property dispositions totaling $1.2 million before minority interest, or $0.03 per diluted share. FFO available to common shareholders, excluding straight-lined rents, for the quarters ended March 31, 2004 and 2003 was $27.0 million and $21.7 million, respectively.

As previously announced, the Company’s Board of Trustees declared a cash dividend of $0.4200 per common share for the first quarter, payable on May 20, 2004 to shareholders of record as of May 10, 2004. This is the 25th consecutive increase in the quarterly dividend and represents an annualized rate of $1.68 per share and a 5.7% yield based on Monday’s closing common stock price. The Company’s dividend payout ratio for the first quarter of 2004 was approximately 66% of FFO. The Company reaffirms its 2004 annual

8270 Greensboro Drive, Suite 950     McLean, Virginia   22102
MAIN  (703) 288-3075     FAX  (703) 288-3375     WEBSITE  www.capitalautomotive.com

dividend guidance of $1.70 per share, of which approximately 10-15% is estimated to be a return of capital, which is not taxed as ordinary income to its shareholders.

The Company’s Board of Trustees also declared a dividend for the period commencing February 1, 2004 and ending April 30, 2004 of $0.46875 per Series A Cumulative Redeemable Preferred Share. The preferred dividend is payable on May 17, 2004 to shareholders of record as of May 3, 2004. The May 17, 2004 dividend represents an annualized rate of $1.875 per share and a 7.6% yield based on Monday’s closing preferred stock price.

Real Estate Investments

During the first quarter, the Company increased its real estate investments by approximately $24 million. The investment activity for the quarter consisted of $82.4 million in property investments, $33.2 million in property dispositions, and the repayment of a $25.5 million note previously issued by the Company that was secured by a property acquired during the first quarter.

Property Investments

The Company completed approximately $82.4 million in investments, which included five auto retail properties and several construction and improvement fundings. These investments contain 11 automotive franchises located in 11 states and have a weighted average initial lease term of 18.1 years, with multiple renewal options exercisable at the option of the tenants. Unless otherwise noted below, the investments were funded with cash on hand. A summary of these investments is as follows:

•	One property totaling $25.5 million leased to Herb Gordon Auto Group, Inc., an affiliate of Atlantic Automotive (Mile One Automotive), a new tenant located in the Montgomery Auto Sales Park in Silver Spring, Maryland. Five franchises are operated on the property, including Dodge, Mercedes-Benz, Nissan, Subaru, and Volvo, as well as a used car dealership and a body shop. With this purchase, a note previously issued by the Company and secured by this property was paid off. The Company has committed to fund approximately $15 million for improvements to these facilities. Atlantic Automotive, which has sales volumes that would rank them within the “Top 50” dealer groups in the country, represents 26 automobile brands in 36 retail locations located in Maryland and Pennsylvania through the Heritage, Herb Gordon and Tischer Automotive Groups, the Baltimore Area Saturn Retailers, and Motorworld.

•	One property leased to Park Place Motorcars, Ltd. in Dallas, Texas. The Company has committed to fund a state-of-the-art Mercedes-Benz and Porsche sales and service facility which will be constructed on the property. Simultaneously with the acquisition, the Company sold to Park Place Motorcars the current Mercedes-Benz sales and service facility, which approximates the property acquisition value. The dealer is relocating its operations to expand its service capacity and inventory selection to support higher sales volumes and maintain high customer satisfaction. Park Place Motorcars currently has five dealership locations, consisting of 10 luxury franchises, including Bentley, Jaguar, Land Rover, Lexus, Maserati, Mercedes-Benz, Porsche and Rolls-Royce. Park Place has been recognized as a Time Magazine Quality Dealer and an American Import Automobile Dealer Association All-Star Dealer. As of March 31, 2004, the Company leased five properties to affiliates of Park Place Motorcars, representing approximately 2.5% of the Company’s total annualized rental revenue.

•	One property totaling $11.0 million leased to an affiliate of Wolfe Automotive Group, a new tenant, located in Ballwin, Missouri, a suburb of St. Louis. A Toyota franchise is operated on the property. Wolfe Automotive Group also operates Acura, Audi, Chevrolet, Chrysler, Dodge, Honda, Jeep, Kia, Nissan, Oldsmobile, Saturn, Suzuki, Toyota, and Volkswagen franchises in the Kansas City metropolitan area; Saturn franchises in Chicago; and Acura and Saturn franchises in Springfield, Missouri. During 2003, the Wolfe Group was ranked as the 62nd largest automotive company in the United States according to Automotive News.

•	One property totaling $2.5 million leased to an affiliate of Midwestern Auto Group located in Dublin, Ohio, a suburb of Columbus. Two franchises, Ferrari and Maserati, are located on the property. Midwestern Automotive Group, which operates 13 import franchises from three locations, all of which are leased from Capital Automotive, is the nation’s largest dealership group of European brands in one location. As of March 31, 2004, the Company leased three properties to affiliates of Midwestern Auto Group, representing approximately 1.0% of the Company’s total annualized rental revenue.

•	One property totaling approximately $2.4 million leased to a subsidiary of Asbury Automotive Group, Inc. (NYSE:ABG), located in Bryant, Arkansas, which is 18 miles southwest of Little Rock. A Hyundai franchise is operated on the property. Asbury is one of the largest auto retailers in the United States operating 103 retail auto stores, encompassing 143 franchises for the sale and servicing of 35 different brands of American, European and Asian automobiles. As of March 31, 2004, the Company leased 13 properties to subsidiaries of Asbury, representing approximately 3.7% of the Company’s total annualized rental revenue.

•	Construction and improvement fundings, totaling approximately $26.0 million, all of which were transacted with existing tenants on previously acquired properties.

Property Dispositions

During the first quarter, the Company sold six auto retail locations, totaling $33.2 million, to four dealer groups, resulting in a combined gain of approximately $1.2 million before minority interest. In exchange for early termination of the leases related to certain of these properties, the Company received approximately $1.2 million in lease termination fees, which was recorded during the first quarter. The earnings generated from this real estate, including the combined gain and the lease termination fees, has been reported as discontinued operations.

Commenting on today’s news, Thomas D. Eckert, President and Chief Executive Officer, stated, “As we have articulated in the past, the ability to accommodate property sales and substitutions with our clients affords us the opportunity to cleanse our portfolio while meeting the needs of our dealers to alter their locations. We continue to add new industry leading clients to our portfolio and remain very positive about our business opportunities. Given our robust acquisition pipeline, we believe we are well positioned to deliver solid growth in the future. We continue to believe that higher interest rates will generally be positive for our acquisition activity and will not impact the Company's earnings guidance negatively.”

Portfolio Highlights

As of March 31, 2004, Capital Automotive’s portfolio was 100% occupied. On a quarterly basis, the Company performs a credit review of virtually all tenants in its portfolio utilizing their financial statements. The Company’s rent coverage ratio, which is one of the primary metrics that the Company uses to define the stability of its tenants’ cash flow remains high. As of December 31, 2003, the weighted average operating cash flow of the Company’s tenants exceeded 3.5 times the amount of their rental payments. At the end of the first quarter, the Company held lease security deposits and letters of credit totaling approximately $12.9 million. Additionally, as of March 31, 2004, the Company had accumulated depreciation of approximately $121.6 million representing approximately 6.3% of its real estate asset portfolio.

Financing Highlights

As of March 31, 2004, total assets and real estate investments before accumulated depreciation were approximately $2.0 billion and $1.9 billion, respectively. Total long-term mortgage and unsecured debt was $1.08 billion and total draws outstanding under our short-term credit facilities were $18 million. The Company’s debt to assets (total assets plus accumulated depreciation) ratio was approximately 55% and debt to total market capitalization was approximately 40% as of March 31, 2004. For the three months ended March 31, 2004, the Company’s interest coverage and debt service coverage ratios were 2.5 and 1.7, respectively. For the trailing 12 months, the Company’s interest coverage and debt service coverage ratios were 2.5 and 1.6, respectively.

During the first quarter, the Company completed an underwritten public offering of 1,825,000 of its common shares priced at $35.40 per share. The net proceeds of the offering totaling $61.5 million were used to fund acquisitions, to repay borrowings under the Company’s short-term credit facilities and for general corporate purposes. The Company also closed on a mortgage note totaling $11.9 million with one of the world’s largest financial services companies. The loan has a ten-year term, 5.84% fixed interest rate, 25 year amortization period and requires monthly interest and principal payments. The net proceeds from the debt were used to repay borrowings under our short-term credit facilities.

The Company has undertaken a significant restructuring of its balance sheet. During April 2004, the Company repaid the majority of its mortgage debt outstanding with Ford Motor Credit Corporation (Ford) totaling approximately $214 million, of which approximately $161 million was variable rate debt, with a weighted average spread over LIBOR of 226 basis points. The remaining $53 million was variable rate debt swapped to fixed rate bearing interest at approximately 7.6%. The net proceeds used to repay the debt were derived from the following sources:

•	On April 2, 2004, the Company issued 1.0 million common shares in an underwritten public offering at an initial price to the public of $35.15 per share. Of the total $35 million in net proceeds, approximately $18 million was used to pay down amounts outstanding on the Company’s short-term credit facilities and the remainder was used to pay off a portion of the debt outstanding with Ford;

•	On April 15, 2004, the Company closed on a public offering of $125 million senior unsecured monthly income notes at par and received net proceeds of approximately $121 million. Interest on the 6.75% notes is payable monthly. The notes have a 15-year term and are redeemable at the Company’s option after five years at par. The notes are trading on the American Stock Exchange (AMEX) under the symbol “CJM”. On March 18, 2004, which was the date the Company priced the notes, the Company entered into an interest rate swap arrangement with a third party to cause the interest rate on $100 million of the notes effectively to be at a floating rate of the three-month LIBOR plus 162.4 basis points. The Company has structured the swap arrangement so that it is documented as a fair value hedge designated as highly effective at inception, therefore, the changes in the valuation of the swap will have no impact on Company earnings;

•	On April 27, 2004, the Company issued 2,500,000 8% Series B Cumulative Redeemable Preferred Shares at $25.00 per share, and received net proceeds of approximately $61 million, of which approximately $53 million was used to pay off a portion of the debt outstanding with Ford. The preferred shares pay quarterly dividends in arrears and are trading on the NASDAQ National Market under the symbol “CARSO.” The shares are redeemable at the Company’s option after April 27, 2009. The remaining net proceeds will be used to fund future acquisitions and for general corporate purposes; and

•	Approximately $23 million from borrowings on the Company’s short-term credit facilities and cash on hand was used to pay off a portion of the debt outstanding with Ford.

As a result of this balance sheet restructuring, on April 1, 2004, the Company terminated its $60 million unsecured credit facility, which prohibited the issuance of senior unsecured debt. As of March 31, 2004, the facility had no amounts outstanding and was expected to remain principally unused until its expiration in March 2005. The Company plans to structure a new credit facility in the future that will better suit its needs. In the interim, the Company believes it has adequate availability under its remaining credit facilities to fund its short-term liquidity needs.

As a result of these transactions, the Company expects to incur a debt restructuring charge totaling approximately $5.1 million, or $0.11 per share to both FFO available to common shareholders and net income available to common shareholders. The debt restructuring charge will be recorded in the second quarter and will consist of the write-off of deferred loan fees totaling approximately $950,000 and swap breakage fees totaling approximately $4.1 million related to the pay-off of variable rate debt with Ford that had been swapped to a fixed rate. Excluding this charge, the restructuring of the Company’s balance sheet will not have an impact on future earnings guidance.

This restructuring further increases the Company’s balance sheet flexibility while continuing its strategy of match-funding its leases with its debt. Specifically, the Company accomplishes the following:

•	Replacing $214 million of secured financing with unsecured financing and equity capital;

•	Increasing the Company’s unencumbered assets to more than $500 million. The Company’s balance sheet will have the capacity to accommodate growth of over $1 billion in real estate investments without having to return to the equity capital markets, under its board of trustees leverage guidance of 65% debt to undepreciated total assets;

•	Retaining approximately $62 million in cash that would have gone to principal amortization over the remaining terms of the repaid debt. Approximately $9.5 million represents the additional cash retained over the next twelve months. This also improves the Company’s overall leverage and debt service and fixed charge coverage ratios. On a pro forma basis, the Company’s March 31, 2004 debt to asset ratio would have been reduced by 5% and for the trailing twelve months ended March 31, 2004, its debt service and fixed charge coverage ratios would have been improved by approximately 20 basis points and 5 basis points, respectively.;

•	Reducing the Company’s long-term variable rate debt by approximately $60 million which continues the Company’s strategy of match-funding in order to minimize its interest rate risk; and

•	Extending the remaining term of the Company’s debt from a weighted average debt maturity of 7.7 years for the Ford loans that were paid off with 15 year unsecured public notes and equity. As a result of this restructuring, the Company’s weighted average remaining term of its long-term debt increased from 10.3 years as of March 31, 2004 to 11.4 years, and its earliest meaningful long-term debt maturity remains in 2011. In comparison, the Company’s weighted average remaining lease term on its portfolio is 11.7 years as of March 31, 2004 and the earliest meaningful lease expirations do not occur until 2008. With this restructuring, the Company has furthered its strategy of match-funding its long-term leases with long-term debt, allowing the Company to lock in its investment spreads during the initial lease term. On a portfolio basis, the Company’s total outstanding debt, including this restructuring, represents approximately 52% of its total real estate investments. Of this amount, more than 96% of the Company’s lease portfolio is match-funded with debt. The Company’s total outstanding fixed rate debt represents approximately 52% of its total real estate subject to fixed rate leases, and of this amount, nearly 100% is match-funded. The Company’s total outstanding variable rate debt represents approximately 54% of its total real estate subject to variable rate leases, and of this amount, nearly 85% is match-funded.

Earnings Guidance

As a result of the Company’s first quarter activity and the recent restructuring of its balance sheet, the Company is revising its 2004 FFO guidance range from $2.52 to $2.56 per diluted share to $2.44 to $2.48 per diluted share and its net income guidance range from $1.68 to $1.72 per diluted share to $1.63 to $1.67 per diluted share. Excluding the debt restructuring charge of approximately $5.1 million, or $0.11 per diluted share for both FFO and net income, the Company is increasing its 2004 FFO guidance range to $2.55 to $2.59 per diluted share and its net income guidance range to $1.74 to $1.78 per diluted share. The increase in the Company’s guidance, excluding the debt restructuring charge, is a result of the income related to property dispositions that occurred during the first quarter, which impacted both FFO and net income. In addition, the Company’s 2004 guidance assumes an increase in real estate investments of $150 million for the year. The high end of the Company’s earnings guidance assumes LIBOR remains at its current level, which is approximately 1.2%. The low end of the range assumes LIBOR rises from current levels to 3% during 2004. Because of the nature of the Company’s variable rate lease program, if LIBOR rises above 3% during the year, the Company’s results should still fall within the guidance range.

David S. Kay, Senior Vice President, Chief Financial Officer and Treasurer added, “We carefully evaluated the all-in cost of the replacement capital used to extinguish certain secured debt and, based on that analysis, as well as the increased flexibility, cash flow and unencumbered assets achieved, we believe the restructuring is a real positive for the Company. We continue to seek opportunities to improve our financial position and lower our weighted average cost of capital in order to increase our investment spreads while reducing interest rate risk. We have a highly match-funded balance sheet with a large portfolio of unencumbered assets which will be the foundation for our future.”

About Capital Automotive

Capital Automotive, headquartered in McLean, Virginia, is a self-administered, self-managed real estate investment trust that acquires real property and improvements used by operators of multi-site, multi-franchised automotive dealerships and related businesses.

Additional information on Capital Automotive is available on the Company’s Web site at http://www.capitalautomotive.com.

As of March 31, 2004, the Company had invested more than $1.9 billion in 324 properties, consisting of 448 automotive franchises in 31 states. Approximately 76% of the Company’s total real estate investments are located in the top 50 metropolitan areas in the U.S. in terms of population. Approximately 74% of the Company’s portfolio is invested in properties leased to the “Top 100” dealer groups as published by Automotive News. The properties are leased under long-term, triple-net leases with a weighted average initial lease term of 14.9 years.

Certain matters discussed within this press release are forward-looking statements within the meaning of the federal securities laws. Although the Company believes that the expectations reflected in the forward-looking statements are based upon reasonable assumptions, the Company’s future operations will depend on a number of factors that may differ, some materially, from the Company’s assumptions. These factors, which could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements, include risks that our tenants will not pay rent; risks related to our reliance on a small number of tenants for a significant portion of our revenue; risks of financing, such as increases in interest rates, our ability to meet existing financial covenants and to consummate planned and additional financings on terms that are acceptable to us; risks that our growth will be limited if we cannot obtain additional capital; risks that planned and additional acquisitions may not be consummated; risks that competition for acquisitions could result in increased acquisition prices and costs as well as a reduction in capitalization rates; risks related to the automotive industry, such as the ability of our tenants to compete effectively in the automotive retail industry and the ability of our tenants to perform their lease obligations as a result of changes in any manufacturer’s production, supply, vehicle financing, incentives, warranty programs, marketing or other practices or changes in the economy generally; risks generally incident to the ownership of real property, including adverse changes in economic conditions, changes in the investment climate for real estate, changes in real estate taxes and other operating expenses, adverse changes in governmental rules and fiscal policies and the relative illiquidity of real estate; environmental and other risks associated with the acquisition and leasing of automotive properties; risks related to our status as a REIT for federal income tax purposes, such as the existence of complex regulations relating to our status as a REIT, the effect of future changes in REIT requirements as a result of new legislation and the adverse consequences of the failure to qualify as a REIT; and those risks detailed from time to time in the Company’s SEC reports, including its Form 8-K/A filed on March 12, 2004, its annual report on Form 10-K and its quarterly reports on Form 10-Q. The Company makes no promise to update any of the forward-looking statements.

Contact Information
David S. Kay
Senior Vice President, Chief Financial Officer and Treasurer
Capital Automotive REIT
703.394.1302

CAPITAL AUTOMOTIVE REIT
UNAUDITED SUPPLEMENTAL FINANCIAL DATA
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended
	March 31,
	2004	2003
Statements of Operations:
Revenue:
Rental	$47,610	$39,386
Interest and other	970	223

Total revenue	48,580	39,609

Expenses:
Depreciation and amortization	8,804	7,254
General and administrative	2,741	2,233
Interest	17,230	15,043

Total expenses	28,775	24,530

Income from continuing operations before minority interest	19,805	15,079
Minority interest	(3,335)	(3,479)

Income from continuing operations	16,470	11,600

Income from discontinued operations	1,123	301
Gain on sale of real estate	953	35

Total discontinued operations	2,076	336

Net income	18,546	11,936
Preferred share dividends	(1,852)	—

Net income available to common shareholders	$16,694	$11,936

Basic earnings per share:
Income from continuing operations	$0.43	$0.41
Net income	$0.49	$0.42

Diluted earnings per share:
Income from continuing operations	$0.42	$0.40
Net income	$0.48	$0.41

Weighted average number of common shares — basic	34,049	28,279

Weighted average number of common shares — diluted	34,673	29,205

Reconciliation of Net Income to Funds From Operations (FFO) and FFO Available to Common Shareholders:
Net income	$18,546	$11,936
Adjustments:
Add: Real estate depreciation and amortization	8,805	7,407
Add: Minority interest related to income from continuing operations and income from discontinued operations	3,592	3,569
Less: Gain on sale of real estate	(953)	(35)

FFO (A)	29,990	22,877
Less: Preferred share dividends	(1,852)	—

FFO available to common shareholders	28,138	22,877

Basic FFO per share	$0.67	$0.62

Diluted FFO per share	$0.66	$0.61

Weighted average number of common shares and units — basic	41,823	36,765

Weighted average number of common shares and units — diluted	42,447	37,691

Other financial information:
Straight-lined rental revenue	$1,118	$1,195

2004 Earnings Guidance and Reconciliation of Net Income to Funds From Operations
(FFO) and FFO Available to Common Shareholders:

	Projected Year Ended
	December 31, 2004
	Low-End	High-End
Net income	$69,600	$71,100
Adjustments:
Add: Real estate depreciation and amortization	36,700	36,700
Add: Minority interest related to income from continuing operations and income from discontinued operations	12,700	13,000
Less: Gain on sale of real estate	(1,000)	(1,000)

FFO (A)	118,000	119,800
Less: Preferred share dividends	(10,800)	(10,800)

FFO available to common shareholders	$107,200	$109,000

Weighted average number of common shares used to compute fully diluted earnings per share	36,100	36,100
Weighted average number of common shares and units used to compute fully diluted FFO per share	43,900	43,900

Net income per diluted share (B)	$1.63	$1.67

FFO per diluted share (B)	$2.44	$2.48

(A)	The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance and liquidity of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under generally accepted accounting principles (GAAP). FFO, as defined under the revised definition adopted in April 2002 by NAREIT and as presented by the Company, is net income (computed in accordance with GAAP) plus depreciation and amortization of assets unique to the real estate industry, plus minority interest related to income from continuing operations and income from discontinued operations, and excluding gains from sales of property, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash flows from operating activities in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events in the determination of net income) and should not be considered an alternative to net income as an indication of our performance or to cash flow as a measure of liquidity or ability to make distributions. We consider FFO a meaningful, additional measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time, and because industry analysts have accepted it as a performance measure.

(B)	Both low-end and high-end projections include a debt restructuring charge of approximately $5.1 million, or $0.11 per diluted share, recorded during the second quarter of 2004.

Calculation of Interest Coverage and Debt Service Coverage Ratios:

     We consider the interest coverage and debt service coverage ratios meaningful financial performance measures of liquidity as they provide our investors with information pertaining to our ability to satisfy our debt service requirements. These measures are typically used by our lenders in assessing our compliance with certain debt covenants. These ratios are considered non-GAAP financial measures because they are calculated using Earnings Before Interest, Taxes, Depreciation and Amortization, commonly referred to as EBITDA. These ratios should not be considered an alternative measure of operating results or cash flow from operations as determined in accordance with GAAP.

     The following is a calculation of these ratios for the three months and twelve months ended March 31, 2004 (dollars in thousands). The calculation includes a reconciliation of EBITDA to its most directly comparable GAAP measure, net income.

	Three months	Twelve months
	ended March 31,	ended March 31,
	2004	2004
Interest Coverage Ratio:
Net income before minority interest	$22,359	$72,192
Interest Expense	17,306	66,745
Depreciation and amortization	8,823	32,519

EBITDA	$48,488	$171,456
Interest Coverage Ratio (EBITDA divided by Interest Expense and Preferred Dividends)	2.5	2.5

Debt Service Coverage Ratio (DSCR):
Interest Expense	$17,306	$66,745
Preferred Dividends	1,852	2,263
Principal amortization for the period	9,824	37,282

	$28,982	$106,290
DSCR (EBITDA divided by Interest Expense + Principal Amortization + Preferred Dividends)	1.7	1.6

	March 31,	December 31,
	2004	2003
Selected Balance Sheet Data (in thousands)
Real estate before accumulated depreciation	$1,918,098	$1,874,810
Real estate investments, at cost	1,929,006	1,905,327
Cash and cash equivalents	12,583	13,352
Other assets*	73,071	89,670
Total assets	1,882,110	1,861,585
Mortgage debt	1,071,182	1,066,084
Unsecured debt	4,375	4,425
Borrowings under credit facilities	18,009	75,009
Total other liabilities**	43,361	34,341
Minority Interest	117,544	112,452
Total shareholders’ equity	627,639	569,274

* Other assets includes:
Straight-lined rents receivable	17,338	16,706
Deferred loan fees, net	17,723	18,113
Restricted cash	20,500	20,183
Secured notes	10,908	30,517

** Other liabilities includes:
Security deposits	7,623	7,568
Derivative instruments liability	19,158	13,541

Total shares outstanding	35,187	33,033
Total shares and units outstanding	42,948	40,883

	March 31,	December 31,
	2004	2003
Selected Portfolio Data (unaudited)
Properties	324	331
States	31	30
Land acres	2,356	2,323
Square footage of buildings (in millions)	13.7	13.6
Weighted average initial lease term (in years)	14.9	14.7
Franchises	448	445